NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS FIRST QUARTER 2008

        Ocala, FL…March 7, 2008 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its first quarter ended February 2, 2008. Sales for the first quarter of fiscal 2008 were $8,168,552 as compared to $8,803,033 in the first quarter of 2007. Income from operations for the first quarter 2008 was $524,775 versus $647,020 in the same period a year ago. Net income after taxes was $620,985 as compared to $731,395 last year. Diluted earnings per share for the first quarter of 2008 were $0.15 per share compared to $0.18 per share last year.

        Nobility’s financial position for the first quarter of fiscal 2008 remains very strong with cash and cash equivalents, short and long-term investments of $14,145,768 and no outstanding debt. Working capital was $16,536,928 and our ratio of current assets to current liabilities was 7.5:1. Stockholders’ equity was $42,290,670 and the book value per share of common stock was $10.35. The return on average stockholders’ equity was 10% and the return on average assets was 9%, both outstanding percentages for our industry. The Company purchased in the open market 2,000 shares of its common stock during the first quarter of 2008. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

        The Board of Directors declared an annual cash dividend of $.50 per common share for fiscal year 2007. The cash dividend was paid on January 11, 2008 to stockholders’ of record as of January 2, 2008.

        Terry Trexler, President stated, “Sales and operations for the first quarter of 2008, were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for 2007 were down approximately 44% from the same period last year. Although the current overall housing market has declined significantly this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With a strong and stable economy, improved sales in the existing home market, stable unemployment and low interest rates in 2008, management expects the demand for our homes to improve. Fiscal year 2008 is Nobility’s 41st year of operating in our market area and we plan to increase the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and special promotion of more special edition homes. The Company invested as a limited partner in two new Florida retirement manufactured home communities. Management’s belief is that new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

        Nobility Homes, Inc. has specialized for 41 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With eighteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON FRIDAY, MARCH 7, 2008 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-852-6573. THE PASSCODE FOR THE CALL IS 7998453. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=46616

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	February 2, 2008	November 3, 2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,027,415	$13,696,990
Short-term investments	478,221	544,271
Accounts receivable	1,512,116	846,868
Inventories	12,600,012	12,696,388
Prepaid income taxes	--	13,232
Prepaid expenses and other current assets	1,168,415	468,739
Deferred income taxes	277,133	404,776

Total current assets	19,063,312	28,671,264
Property, plant and equipment, net	4,551,147	3,867,279
Long-term investments	10,640,132	10,666,321
Other investments	8,316,781	1,917,661
Deferred income taxes	267,050	49,364
Other assets	2,306,680	2,280,010

Total assets	$45,145,102	$47,451,899

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$628,592	$642,484
Accrued compensation	282,976	544,970
Accrued expenses and other current liabilities	333,486	738,950
Income taxes payable	30,532	134,500
Customer deposits	1,250,798	1,466,037

Total current liabilities	2,526,384	3,526,941
Deferred income taxes	53,048	--
Uncertain tax liabilities	275,000	--

Total liabilities	2,854,432	3,526,941

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares	--	--
authorized; none issued and outstanding
Common stock, $.10 par value, 10,000,000 shares
authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,848,113	9,999,799
Retained earnings	40,967,252	42,389,839
Accumulated other comprehensive income	193,529	234,724
Less treasury stock at cost, 1,277,118 and
1,277,763 shares, respectively, in 2008 and 2007	(9,254,715)	(9,235,895)

Total stockholders' equity	42,290,670	43,924,958

Total liabilities and stockholders' equity	$45,145,102	$47,451,899

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	February 2, 2008	February 3, 2007
Net sales	$8,168,552	$8,803,033
Cost of goods sold	(5,952,355)	(6,423,824)

Gross profit	2,216,197	2,379,209
Selling, general and administrative expenses	(1,691,422)	(1,732,189)

Operating income	524,775	647,020

Other income:
Interest income	172,261	205,011
Undistributed earnings in joint venture - Majestic 21	84,120	69,692
Earnings from finance revenue sharing agreement	150,200	132,600
Miscellaneous	(3,747)	23,318

Total other income	402,834	430,621

Income before provision for income taxes	927,609	1,077,641
Provision for income taxes	(306,624)	(346,246)

Net income	620,985	731,395
Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(41,195)	41,335

Comprehensive income	$579,790	$772,730

Weighted average number of shares outstanding
Basic	4,086,897	4,082,842
Diluted	4,092,431	4,097,615
Earnings per share
Basic	$0.15	$0.18
Diluted	$0.15	$0.18
Cash dividends paid per common share	$0.50	$0.50